Exhibit 16.1

April 18, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 18, 2014, of Amedica Corporation and are in agreement with the statements contained in the 1st through 5th paragraphs of Item 4.01(a) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP